MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT
101 Jack Street
Hendersonville, North Carolina 28792
Telephone: (828) 697-3100

Dear Shareholder:

You recently received proxy materials in connection with our Special Meeting of Shareholders to be held on December 10, 2013. The Special Meeting is being held for the purpose of considering and voting upon the following:

●	the proposed merger of 1st Financial Services Corporation (“1st Financial”) and Mountain 1st Bank & Trust Company with and into First-Citizens Bank & Trust Company;

●	an advisory vote on executive compensation; and

●	adjourning the meeting to a later date, if necessary.

According to our records, we have not yet received your proxy. It is very important that your shares be voted, regardless of the number of shares you own. If you abstain or fail to vote, that will have the same effect as a vote “against” the merger.

Please take a moment to VOTE your shares by returning your proxy in the envelope provided. You can also vote by telephone or via the Internet by following the enclosed instructions.

Our Board of Directors has determined that the merger is in the best interest of our shareholders and unanimously recommends you vote “FOR” all our proposals.

Please disregard this letter if you have already voted your shares. Thank you for your cooperation and support.

Sincerely yours,

Michael G. Mayer
Chief Executive Officer

 Important Additional Information

In connection with the special meeting, 1st Financial filed with the SEC a definitive proxy statement, which was first mailed to shareholders on November 4, 2013. Shareholders are urged to read the definitive proxy statement because it contains important information about 1st Financial and the special meeting. Shareholders may obtain free copies of the definitive proxy statement and other documents filed with the SEC at the SEC’s web site at www.sec.gov and 1st Financial’s corporate website at https://www.mountain1st.com/proxy. In addition, shareholders may obtain free copies of these documents by contacting 1st Financial Investor Relations at 101 Jack Street, Hendersonville, North Carolina 28792 or (828) 697-3100.

1st Financial, its officers and its directors may be deemed to be participants in the solicitation of proxies from 1st Financial’s shareholders with respect to the special meeting. Information about 1st Financial’s executive officers and directors and their ownership of 1st Financial stock is set forth in the definitive proxy statement.